Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT


Umami Sustainable Seafood Inc.
(Nevada)
99.98%
Baja Aqua Farms, S.A. de C.V.
(Mexico)
Oceanic Enterprises, Inc.
(California)
Bluefin Acquisition Group Inc.
(New York)
Kali Tuna d.o.o.
(Croatia)

Except as indicated otherwise, each subsidiary is 100% owned by its parent.